UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
August 25, 2006
PICO HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

California	10-18786	94-2723335

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

875 Prospect Street, Suite 301, La Jolla, California (Address of principal executive offices)	92037 (Zip Code)
Registrant’s telephone number, including area code
(858) 456-6022
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-10.11

Section 1 Registrant’s Business Operations
Item 1.01 Entry into a Material Definitive Agreement
     On August 25, 2006, PICO Holdings, Inc., (“PICO”), a California corporation, entered into a Contribution Agreement with and among HyperFeed Technologies, Inc. (“HyperFeed”), Exegy Incorporated (“Exegy”), and PICO. PICO, which owns 80% of HyperFeed’s issued and outstanding common shares, will contribute all of the outstanding shares of HyperFeed’s common stock owned by PICO at the closing of the transaction to Exegy in exchange for shares of Exegy preferred stock. The merger agreement entered into by HyperFeed and Exegy in June 2006 has been terminated.
     Under the terms of the contribution agreement, PICO will convert all outstanding principal and accrued but unpaid interest under the $10 million Secured Convertible Promissory Note with HyperFeed into shares of HyperFeed common stock pursuant to the terms of the Note and the Note will be cancelled and terminated. The closing of the transaction, which is subject to customary conditions, is expected to occur on or about September 8, 2006. Exegy will then take HyperFeed private by completing a short form merger pursuant to applicable law, which will result in all the minority shareholders receiving cash for their shares. HyperFeed will withdraw and not pursue the previously announced 1 for 1000 reverse stock split.
     Also, PICO and stockholders of Exegy will contribute a combined $10 million in cash equity to Exegy. Each of PICO and the stockholders of Exegy will contribute $3 million in cash at closing date and have agreed to contribute an additional $2 million in cash in connection with the HyperFeed going private transaction.
     The summary of the terms of the Contribution Agreement in the preceding paragraphs does not purport to be complete and is qualified in its entirety by reference to the full text of the Contribution Agreement, a form of which is attached hereto as Exhibit 10.11.
Section 9 Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits

Exhibit Number	Description
10.11	Form of Contribution Agreement Dated August 25, 2006 Among Exegy Incorporated, PICO Holdings, Inc., and HyperFeed Technologies, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PICO HOLDINGS, INC.
Date August 29, 2006	By:	/s/ Maxim C. W. Webb
Maxim C. W. Webb
Chief Financial Officer and Treasurer

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